As filed with the Securities and Exchange Commission on June 15, 2021
Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ________________________________________
bluebird bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
 ________________________________________

Delaware	13-3680878
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
bluebird bio, Inc.
60 Binney Street
Cambridge, MA 02142
(339) 499-9300
(Address of Principal Executive Offices)
2013 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
2021 INDUCEMENT PLAN
(Full Title of the Plan)
 ________________________________________
Nick Leschly
President and Chief Executive Officer
bluebird bio, Inc.
60 Binney Street
Cambridge, MA 02142
(339) 499-9300
(Name and Address of Agent For Service)
Copy to:
Michael H. Bison, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000
 ________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, small reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	1,400,000 shares	(4)	$33.68	$47,145,000	$5,144
Common Stock, $0.01 par value per share	600,000 shares	(5)	$33.68	$20,205,000	$2,204
TOTAL	2,000,000 shares			$67,350,000	$7,348
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transactions.
(2)The price of $33.68 per share, which is the average of the high and low sale prices of the common stock of the registrant on the NASDAQ Global Select Market on June 10, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price.
(3)Calculated pursuant to Section 6(b) of the Securities Act.
(4)Represents an increase in authorized number of additional shares under the 2013 Employee Stock Purchase Plan, as amended, as approved by the registrant's stockholders on June 15, 2021.
(5)Represents 600,000 shares of common stock available for issuance under the 2021 Inducement Plan.
________________________________________

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is being filed for the purpose of registering (i) an additional 1,400,000 shares of common stock under the registrant's 2013 Employee Stock Purchase Plan, as amended from time to time (the "ESPP"), and (ii) 600,000 shares of common stock reserved and available for issuance under the registrant's 2021 Inducement Plan (the "Inducement Plan").

On April 9, 2021, the amendment to the ESPP was approved by the board of directors of bluebird bio, Inc. (the "Registrant") and was subsequently approved by the Registrant's stockholders on June 15, 2021.

On May 18, 2021, the Registrant's board of directors adopted the Inducement Plan pursuant to which the Registrant reserved 600,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), to be used exclusively for grants of equity based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual's entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by our board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 23, 2021 (including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2021 and relating to its June 15, 2021 annual meeting of stockholders, that are incorporated by reference therein (other than information furnished rather than filed));

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 5, 2021;

(c)    The Registrant’s Current Report on Form 8-K, filed with the Commission on January 11, 2021, February 9, 2021, February 16, 2021, March 10, 2021, March 15, 2021, March 16, 2021, March 29, 2021 (as amended on March 29, 2021), two on April 20, 2021, May 5, 2021, May 19, 2021, May 21, 2021, June 7, 2021, and June 11, 2021; and

(d)    The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-35966) filed with the Commission on June 14, 2013, and as set forth by the description of the Registrant’s common stock set forth in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 23, 2021, and any other amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
See the Exhibit Index for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen common stock certificate (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188605)).

4.2	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed June 24, 2013 (File No. 001-35966)).

4.3	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K filed February 23, 2021 (File No. 001-35966)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1	Power of attorney (included on signature page).

99.1*	Amendment to the 2013 Employee Stock Purchase Plan

99.2*	2021 Inducement Plan and forms of award agreements thereunder

__________
*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 15th day of June, 2021.

bluebird bio, Inc.

By:	/s/ Nick Leschly
Nick Leschly
President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of bluebird bio, Inc., hereby severally constitute and appoint Nick Leschly and William D. Baird III, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 15th day of June, 2021.

Name	Title

/s/ Nick Leschly	President, Chief Executive Officer and Director
Nick Leschly	(Principal Executive Officer)

/s/ William D. Baird III	Chief Financial Officer
William D. Baird III	(Principal Financial Officer and Principal Accounting Officer)

/s/ John O. Agwunobi, M.D.	Director
John O. Agwunobi, M.D.

/s/ Wendy L. Dixon, Ph.D.	Director
Wendy L. Dixon, Ph.D.

/s/ Ramy Ibrahim, M.D.	Director
Ramy Ibrahim, M.D.

/s/ Daniel S. Lynch	Director
Daniel S. Lynch

/s/ William R. Sellers, M.D.	Director
William R. Sellers, M.D.

/s/ Denice Torres	Director
Denice Torres

/s/ Mark Vachon	Director
Mark Vachon